AGREEMENT AND RELEASE

James P. Collas (“Mr. Collas”) has resigned as Chief Executive Officer, President and Chairman  of the Board of Socialwise, Inc., a Colorado corporation and Socialwise, Inc., a California corporation (collectively, the “Company”) effective as of April 26, 2011 (“Officer and Director Termination Date”).  This Agreement and Release (the “Agreement and Release”) is entered into in consideration of the commitments made by each party to the other, all of which commitments are set forth in this Agreement and Release.

1.

In material consideration for the performance of Mr. Collas’ obligations under this Agreement, the Company agrees for the benefit of Mr. Collas:

(a)

To pay Mr. Collas a payment in the amount of Four Hundred Thousand Dollars ($400,000.00).

(b)

In addition, the Company will continue Mr. Collas’ employment on an at-will basis.  Mr. Collas’ employment will be subject to the Company’s overall policies governing its relationship with its employees.

2.

Except as set forth in Section 1 above, Mr. Collas agrees that (i) his Employment Agreement with the Company dated as of January 31, 2011 (the “Employment Agreement”) shall be terminated as of the Officer and Director Termination Date; (ii) upon receipt of the payment referenced in Section 1(a) above, the Company has satisfied all of its compensation obligations to Mr. Collas under the Employment Agreement, including, without limitation, any and all severance and post-termination compensation obligations; (iii) he shall resign from the Board of Directors and as the Chief Executive Officer of the Company as of the Officer and Director Termination Date; and (iv) the Company already has paid him any and all salary, other wages, vacation pay and/or severance pay he is owed, and that no such further payments or amounts are owed or will be owed, with the exception of any properly authorized business expenses incurred in reasonable amounts and supported by documentary evidence that have not been reimbursed to Mr. Collas as the result of any reimbursement requests submitted to the Company prior to the effective date of this Agreement and Release.

3.

Simultaneously with the execution of this Agreement, Mr. Collas shall forfeit and surrender to the Company, One Million (1,000,000) shares of Company common stock held by Mr. Collas.  Mr. Collas shall deliver to the Company a share certificate for the One Million (1,000,000) shares of Company common stock held by Mr. Collas marked “cancelled” promptly after the execution of this Agreement.  Mr. Collas acknowledges that the forfeiture of such Company shares is material consideration for the Company entering into this Agreement and any failure by Mr. Collas to forfeit such

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shares shall be a material breach of this Agreement for which the Company shall be entitled to instruct the Company’s transfer agent to cancel such shares held by Mr. Collas.

4.

Except as otherwise expressly provided herein, Mr. Collas, for himself and for each of his representatives, heirs, successors and assigns, does hereby release, acquit and forever discharge the Company and its past, present and future employees, agents, officers, directors, shareholders, partners, heirs, executors, administrators, insurers, successors and assigns (all hereinafter “Releasees”), from and against any and all claims, rights, demands, actions, obligations, liabilities and causes of action, whether asserted or unasserted, of any and every kind, nature and character whatsoever, known or unknown, that he may now have or has ever had against Releasees, or any of them, including but not limited to those arising from or in any way connected with or related to:

(a)

the employment of Mr. Collas by Releasees, or any of them, the Employment Agreement, the termination of that employment and the termination of the Employment Agreement, the lack of such employment, or any claims of discrimination or retaliation, including but not limited to any claims arising under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, California’s Fair Employment and Housing Act, and any claims of discrimination arising under any federal, state or local law; and

(b)

all acts or omissions of Releasees, or any of them, whatsoever heretofore occurring relating thereto.

5.

Except as otherwise expressly provided herein, the Company, for itself and for each of its representatives, successors and assigns, does hereby release, acquit and forever discharge Mr. Collas from and against any and all claims, rights, demands, actions, obligations, liabilities and causes of action, whether asserted or unasserted, of any and every kind, nature and character whatsoever, known or unknown, that it may now have or has ever had against Mr. Collas, including but not limited to those arising from or in any way connected with or related to:

(a)

the employment of Mr. Collas by Releasees, or any of them, the termination of that employment, the lack of such employment, or any claims of discrimination, harassment or retaliation, including but not limited to any claims arising under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 and the Americans with Disabilities Act, and any claims arising under any federal, state or local law; and

(b)

all acts or omissions of Mr. Collas, whatsoever, heretofore occurring relating thereto, except for any acts or omissions that would constitute a breach of Mr. Collas’s obligations under this Agreement and Release or the Employee Confidentiality Agreement.

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6.

Mr. Collas and the Company understand and agree that this Agreement and Release is a full and final release covering all known and unknown and unanticipated injuries, debts, claims or damages to him or it that have arisen or may have arisen from any matters, acts, omissions or dealings released in Sections 4 and 5 above.  Therefore, as to these matters released above, Mr. Collas and the Company hereby expressly waive and relinquish any and all rights or benefits that he may now have, or in the future may have under the terms of Section 1542 of the California Civil Code and any similar law of any state or territory of the United States.  Said section provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Mr. Collas and the Company acknowledge that he and it are aware that he or it may hereafter discover facts in addition to, or different from, those which he or it now knows or believes to be true, but it is his and its intention hereby, fully and finally and forever, to settle and to release any and all matters, disputes and differences, known or unknown, suspected or unsuspected, that do now exist, may exist or heretofore have existed with respect to those matters described in Sections 4 and 5.

7.

Mr. Collas warrants and represents that he has not filed any claim, charge, action or complaint concerning any matter referred to in this Agreement and Release.  Mr. Collas further agrees neither to file nor to encourage another to file any claims, charges, actions or complaints for damages concerning any matter referred to in this Agreement and Release, except as otherwise provided by law.

8.

Mr. Collas agrees that he will not make any written or oral communications that could reasonably be considered to be in derogation of the Company in any respect, including, but not limited to, the Company's business, technology, products, employees, officers, directors, or agents.  The Company agrees that its officers and directors will not make any written or oral communications in derogation of Mr. Collas.

9.

This settlement was either negotiated for Mr. Collas by a representative of his own choosing or he, after having had a reasonable opportunity to obtain a representative of his own choosing, elected to represent himself in such negotiations.  Both the Company and Mr. Collas are voluntarily agreeing to this compromise agreement.  Except as expressly set forth herein, nothing in this Agreement and Release shall constitute an admission of any liability or obligation.

10.

Mr. Collas and the Company agree that he and it will neither disclose nor voluntarily allow anyone else to disclose either the fact of, the reasons for, or the provisions of this Agreement and Release without the prior written consent of the other

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party, unless required to do so by law, provided, that Mr. Collas and the Company nonetheless may disclose this Agreement and Release and its provisions to his or its attorney, accountants and any taxing authority, and either party may disclose this Agreement and Release in connection with any legal proceeding relating thereto.  Mr. Collas acknowledges that the Company is required to publicly disclose the resignation of Mr. Collas and agrees to cooperate with the Company in the preparation and release of such public disclosure.

11.

Mr. Collas and the Company expressly state that each has read this Agreement and Release and understands all of its terms, that the preceding paragraphs recite the sole consideration for this Agreement and Release, and that this Agreement and Release constitutes the entire agreement with respect to any matters referred to in it.  This Agreement and Release supersedes any and all other agreements between Mr. Collas and the Company except for the Employee Confidentiality Agreement, which remains in full force and effect, and any stock option and/or warrant agreement(s) to the extent it or they concern vested rights under this Agreement and Release or previously vested rights.  This Agreement and Release may only be amended in writing signed by Mr. Collas and an officer of the Company, and it is executed voluntarily and with full knowledge of its significance.

12.

Mr. Collas expressly states that he has been given a period of at least 21 days within which to consider this Agreement and Release.  Mr. Collas is advised to consult with an attorney prior to signing this Agreement and Release.  This Agreement and Release does not become effective until seven days after its execution (the "Effective Date").  This Agreement and Release does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement and Release.  Mr. Collas understands that he may revoke this Agreement and Release at any time during the seven days following its execution.  It is agreed that any such revocation must be received in writing by the Company within said seven-day period in order to be effective.

13.

This Agreement and Release will be interpreted pursuant to the laws of the State of California.

14.

Nothing herein shall be deemed to be a limitation or waiver of the Company’s rights or obligations to indemnify Mr. Collas after the Officer and Director Termination Date under the Bylaws or Certificate of Incorporation of the Company, or applicable state law.

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Dated:	/s/ James P. Collas James P. Collas

Dated:	Socialwise, Inc. By: /s/ Jonathan Shultz Name: Jonathan Shultz Title: Chief Financial Officer

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